CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Hillman Capital Management Investment Trust and to the use of our report dated November 26, 2013 on the financial statements and financial highlights of The Hillman Focused Advantage Fund, a series of shares of Hillman Capital Management Investment Trust.  Such financial statements and financial highlights appear in the September 30, 2013 Annual Report to Shareholders that are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
January 28, 2014